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                                                                   EXHIBIT 99.2

                    BOSTON PIANO AND YOUNG CHANG CO.
                      JOINTLY ANNOUNCE AGREEMENT
                   TO DESIGN AND BUILD NEW PIANO LINE


New York City, Nov. 1, 1999 - New York based Boston Piano Company, a subsidiary of Steinway Musical Instruments, Inc., and Young Chang Co., Ltd. of Inchon, Korea jointly announced the signing of an Agreement under which Young Chang will manufacture a new line of grand and upright pianos designed by Steinway. This new piano line will join Steinway Musical Instruments' other two piano brands: Steinway & Sons, the world's premier piano; and the mid-priced Boston line designed by Steinway and manufactured in Japan.

"Consumer demand for Steinway-designed pianos is extremely strong," observed Bruce Stevens, president of Steinway & Sons, "as evidenced by the current back order position for Steinway & Sons brand pianos and the tremendous worldwide sales growth of the Boston line since its introduction in 1992. We firmly believe that now is the ideal time to produce a third piano line offering an even larger number of young consumers an instrument of superior quality at an affordable price."

"We are very pleased that the Boston Piano Co. has selected Young Chang to produce its newest line of pianos" stated Jay Kim, managing director of Young Chang Co., Ltd. "This further validates that Young Chang has both the technology and craftsmanship to produce fine quality musical instruments."

The first models of the new line will be unveiled formally in early 2001 at the National Association of Music Merchants' annual convention and at the Frankfurt Musik Messe Show in Germany. Initially, consumers will be offered at least two grand piano models and two upright sizes in a variety of furniture styles and finishes. The new line will be represented exclusively through Steinway Halls, Steinway Piano Galleries and select Steinway/Boston dealerships in designated markets around the world. Specific pricing of these pianos has not been finalized at this time, although Stevens stated that this third line will be priced below the Boston piano.

Considered by most music experts to be the world's finest, Steinway & Sons pianos are created from 12,000 components and require a year to handcraft and assemble. They are sold worldwide by an exclusive network of authorized dealers. Boston pianos combine musical scale designs and features by Steinway with state-of-the-art manufacturing processes and are also sold worldwide by Steinway dealers.

Steinway Musical Instruments, Inc. (NYSE:LVB) is one of the world's leading manufacturers of musical instruments. In addition to Steinway & Sons and Boston pianos, the company produces a complete line of orchestral and band instruments through its Selmer division, including such notable products as Selmer saxophones, Bach trumpets and Ludwig drums.

Young Chang Co., Ltd. is one of the world's largest piano makers with corporate headquarters and main piano manufacturing operations in Inchon, Korea. Young Chang pianos are sold in more than 45 countries throughout the world. The company, which has won numerous awards for its manufacturing excellence, manufactures several brands of pianos, including Bergmann, Young Chang and the Pramberger Signature Series. In 1990, the company acquired Kurzweil

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Music Systems of Boston, MA, creator of the world's leading synthesizer and digital piano systems.

For more information, contact Leo Spellman, Steinway & Sons, at (718) 721-2600 X 3116 or Jeff Allen, Young Chang America, at (253) 589-3200 X 127.